Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1/A, and related Prospectus of our report dated April 14, 2014 (except for the effects of the depletion error described in Note 1 to the consolidated financial statements as to which the date is May 7, 2014; and except for the restatement of long term debt due to the December 31, 2013 debt covenant failure described in Note 1 to the consolidated financial statements as to which is dated June 9, 2014), with respect to the audit of the consolidated balance sheets of TransCoastal Corporation and Subsidiary as of December 31, 2013 and 2012, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2013.

We also consent to the reference to us as “Experts” in such Registration Statements

/s/ Rothstein Kass

Dallas, Texas

October 2, 2014